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                                                                   EXHIBIT 10.28



Amstel Lease

Utrecht May 28, 2002

Ref                                      : OPLEASE / 345792.00

By                                       : J.P. van de Bunt / K. De Peyper / al

Tel nr.                                  : 030 - 2906 508



Subject: operational lease

Dear Mr. Rengelink,

It is our pleasure to inform you that we are willing, under the circumstances and regulations of the general agreement dated May 3, 2002, to buy the following objects on behalf of you.

Description

Metal working machine, welding robots and installation on behalf of coating, date of building: 2002.

Fiscal purchase price

E.2.000.000,00 (V.A.T. excluded)

Fixed lease period

60 months

Lease period amount

E.34.832,00 (V.A.T. excluded) per month by payment in advance.

Buy option

During the fixed period of leasing you can buy the object for a by us determined purchase amount; after the fixed period of leasing you can buy the object for
                E.280.000,00 (V.A.T. excluded)

Validity

This quotation is, with regard to the period of leasing, valid till June 5, 2002. If the commencing date of the lease agreement is after the mentioned date we will stand on our rights to adjust the period of leasing. With regard to the other parts this quotation is valid till December 31, 2002 unless there is talk of an unchanged positive development within your company.

Special circumstances

1. Contrary to the mentioned in article 5 of our general agreement you have the right to rent the object to SFEA SA. For the rest the conditions of article 5 stay unaltered.

2. The rights of the with SFEA SA made rental agreement should be pledged to us. For this purpose you should send us a to us convenient rental agreement.



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3.   On the leasing agreement article 5 sub. d of the general agreement operational lease is irrelevant.

4. The guarantee property like written down will be a minimum of 30% of the balance total. There is equity property and security property. The balance total will be raised with the off balance duties for the determination of the mentioned percentage.

5.   For executing the lease agreement we would like to receive the following:

         o an invoice from SFEA SA on behalf of Amstel Lease Maatschappij N.V. with mentioned the amount of investment to be raised with V.A.T.

         o a copy of an invoice or invoices from the supplier on behalf of SFEA SA mentioned with the capital expenditure to be raised with V.A.T.

         o a receipt or receipts of the before mentioned copy invoices or your request to Amstel Lease Maatschappij N.V. to pay on behalf of the original supplier so we can pay your invoice.

6.   The minimum quantity of a call down needs to be E.500.000,00.

7. SFEA SA will invoice Amstel Lease Maatschappij N.V. Per invoice Amstel Lease Maatschappij N.V. will charge an amount of E.1.250,00 of handling cost for the calculated V.A.T. The interest difference Amstel Lease Maatschappij N.V. will suffer caused by the calculated V.A.T. will be charged to Brink B.V.

8. We receive a copy of valid identification papers of the entitled signers of this agreement.



Procedure

If you want to use this quotation we would like to ask you to send us a signed general agreement together with the quotation. One part legally signed and returned to us. The invoices of the objects need to be on our name. If these invoices are found correct by you we will draw up the contracts.


By signing this agreement the agreement dated on March 3, 2002 is no longer valid.


We hope to have informed you sufficiently in this.



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                                GENERAL TERMS AND CONDITIONS (OPERATIONAL LEASE)



Note: the Dutch text of the Master Agreement and the General Terms and Conditions (Operational Lease) is binding, the English text is solely provided for translation purposes.


Unless agreed otherwise in writing, the following General Terms and Conditions will apply to the lease agreement

1.   LEASE AGREEMENT; EQUIPMENT; OWNERSHIP

     1. Amstel Lease Maatschappij N.V., hereinafter referred to as Amstel Lease, and client have concluded a lease agreement under which Amstel Lease shall make the equipment specified in the lease agreement, hereinafter referred to as the equipment, available for use by client, and client shall use the equipment during the agreed period and against the agreed periodic instalments.

     2. Both the equipment and the supplier of the equipment have been chosen by client personally. Amstel Lease shall pay the supplier the purchase price. Following transfer of title to the equipment by the supplier to Amstel Lease, Amstel Lease shall provide the equipment to client for use. Amstel Lease will remain the owner of the equipment. Client shall keep the equipment in its possession for Amstel Lease. All fiscal rights relating to the equipment will also accrue to Amstel Lease. The client shall refrain from making any claim with respect to the fiscal rights. The client shall therefore not recognise any depreciation in respect of the equipment. The equipment shall be for the account and risk of client during the term of the lease agreement.

     3. If the equipment is a registered vehicle, client shall ensure that the copy of part III of the vehicle's registration certificate is in the possession of Amstel Lease.

2.   DELIVERY AND INSTALLATION

     1. All expenses incurred for the transport, delivery and installation of the equipment shall be for the account and risk of client. Client may not hold Amstel Lease liable for any delay in delivery.

     2. Following delivery by the supplier, it shall be assumed that client received the equipment in good condition, found no faults and established that the equipment agreed with the specification of the equipment included in the lease agreement.

     3. Client shall take all necessary measures for the supplier(s) to deliver and install the equipment ready for use. Amstel Lease is not liable in the event of: non-delivery of any part, delayed delivery; nor for any damage caused during delivery and/or installation of the equipment. If client is of the opinion during delivery that the equipment delivered does not agree with the specification or if a hidden or alleged hidden defect in the equipment is detected at a later date, Amstel Lease shall on the request and for the account and risk of client assert any rights against the supplier.

3.   PLACING OF THE EQUIPMENT; RIGHT OF ACCESS

     1. Client shall place the equipment and use it solely in or at the building or site used by client for the conduct of its business. This shall not apply to equipment which, owing to its specific nature, is not intended for use in a fixed location. Client shall ensure that the equipment cannot in any way be connected to any movable or immovable property such that: accession, confusion or specification may occur, or that the equipment can become a part of any other good. If the equipment can be made immovable in a legal sense through accession, confusion or otherwise, client guarantees Amstel Lease that the possible rights of client or third parties shall not affect the equipment.

     2. If requested, client shall immediately inform Amstel Lease of the place in which the equipment is located. Client is not authorised to move the equipment outside the Netherlands without the prior written permission of Amstel Lease unless the equipment is not generally intended to be used at a fixed location.

     3. Client shall at all times allow Amstel Lease or its authorised representative to inspect the equipment and to enter its business premises if necessary to do so, and allow it to inspect all documents relating to the equipment. In the event of an incident occurring as referred to in article 12, paragraph 1, of these General Terms and Conditions,


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         Amstel Lease shall be entitled to take possession of the equipment. In such event, client shall grant Amstel Lease or the persons designated by it access to the place or the building in which the equipment is located.

4.   USE AND MAINTENANCE

     1. Client shall use the equipment expertly and in agreement with applicable laws, regulations, etc. for the purpose for which it was designed and installed and solely in the course of its business or profession. Client shall keep the equipment in a good state of repair and maintenance and if necessary have it repaired, all for its own account. Client is responsible for the equipment always being operated, maintained and repaired by expert personnel. If client does not properly maintain or have maintained the equipment, Amstel Lease shall be entitled to have such done at client's expense by a third party or parties designated by Amstel Lease. In such cases, Amstel Lease shall consult client in advance where possible. Client shall have components replaced when necessary. Once fitted, replacement components shall also be the property of Amstel Lease, without prejudice to Amstel Lease's right to demand that the equipment be restored to its original condition at the client's expense when returned. Client shall also ensure that the equipment is effectively protected against fire, theft and damage. Client is not entitled to make changes in or to the equipment without the prior written consent of Amstel Lease.

     2. If client cannot use the equipment on account of malfunctions or any other cause, client shall not be entitled to suspend or terminate its payments to Amstel Lease, have the lease agreement dissolved or demand any other form of compensation from Amstel Lease. Failure by the supplier or the party with whom client has concluded a maintenance contract to fulfil any warranty and/or maintenance commitment shall be for the account and risk of client.

5.   BAR ON RENTING OUT THE EQUIPMENT

     Client is not entitled to pledge or otherwise encumber the equipment. Nor may client rent out the equipment or in any other way allow third parties to use it without the prior written consent of Amstel Lease.

6.   ATTACHMENT AND THIRD-PARTY MEASURES

     If third parties wish to enforce rights or take measures in respect of the equipment, client shall without delay inform Amstel Lease thereof and immediately provide such third parties with proof of Amstel Lease's ownership.

     If third-party measures remove the equipment from client's power, client shall inform Amstel Lease thereof within 24 hours and take counter-measures itself if necessary. To protect its rights, Amstel Lease shall take all measures it deems necessary, if needs be in the name of client. The cost of such measures shall be for the account of client and shall be settled on Amstel Lease's first demand.

7.   INSURANCE, LOSS AND DAMAGE

     1. Client shall insure the equipment against all insurable risks at its own expense. These risks shall be kept insured throughout the duration of the lease agreement on terms and conditions and with insurers acceptable to Amstel Lease. Client shall provide Amstel Lease with written confirmation by the insurer(s) that the insurance has been effected. Upon request, client shall without delay provide Amstel Lease with receipts or other documents evidencing payment of premiums to the insurer(s). Upon request, client shall allow Amstel Lease to inspect the insurance policies. Client shall have Amstel Lease included in the policy as a co-insured party without Amstel Lease becoming liable for payment of premiums and without insurers having the right to claim costs from Amstel Lease. The following clauses shall be included in the policy:

         - 'Any amounts paid as a result of a claim for damage shall be paid to Amstel Lease Maatschappij N.V. unless this party gives written authorisation for payment to be made directly to the other co-insured party'.

         - 'Any statutory liability of Amstel Lease Maatschappij N.V. in respect of the insured equipment is covered'.

         - 'The cover in respect of Amstel Lease Maatschappij N.V. may not be restricted or terminated without notice of the intention to do so being provided to Amstel Lease Maatschappij N.V.'.

         Client shall strictly observe all provisions of the insurance policy. Client shall become liable to Amstel Lease in the event of any negligence in this respect.

     2. In the event of loss of or damage to the equipment to such an extent that the equipment is, in the opinion of the expert appointed by the insurer, no longer able to be repaired, the lease agreement shall terminate.

         Client shall then be liable to Amstel Lease for the full amount of the remaining lease instalments that would have been due had the agreement expired in the normal way plus the amount of the purchase option. This amount shall,



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         however, be reduced by the amount payable to Amstel Lease by the insurer, after deduction of any costs incurred by Amstel Lease.

         In the event of the amount received by Amstel Lease being in excess of the total amount owed by client, including any costs incurred by Amstel Lease, the excess shall be refunded by Amstel Lease to client.

     3. Should client and Amstel Lease have agreed in the lease agreement, contrary to the above provisions, that Amstel Lease shall be responsible for insuring the equipment, the following shall apply:
         Amstel Lease shall arrange comprehensive insurance with an insurer of its choice. The excess per claim is for client's account, as are any risks not covered by the insurance. Client shall strictly observe all provisions of the insurance policy. The terms and conditions of the policy shall be available for inspection at the offices of Amstel Lease.

         During the period of the agreement, Amstel Lease shall be entitled to pass on to client any increases in insurance premiums or other costs relating to the insurance. If, as a result of a claim or claims or for any reason whatsoever, the insurer increases the premium or the amount of the excess, such shall be for client's account with effect from the date of the increase. If the insurer decides to cancel or terminate the insurance for any reason whatsoever, all risks insurable in respect of the equipment shall be for client's account with effect from the moment of cancellation or termination.

     4. Unless its exposure inevitably entails some degree of loss, Amstel Lease accepts no responsibility whatsoever for any damage and/or costs incurred by client as a result of any defect and/or damage to the equipment and/or third parties. Client indemnifies Amstel Lease against any claims brought by third parties in respect of damage caused by the installation, transport, use, maintenance, etc. of the equipment and against all losses and consequential losses due to any defect and/or damage to the equipment suffered by client and/or third parties, such to include client's operative and other personnel.

     5. Amstel Lease is not obliged to indemnify any loss or damage to client with regard to: poor performance, tort, error, fraud, deception, abuse of circumstances, foreclosure or otherwise. Nor shall Amstel Lease provide any guarantee of the state, suitability for any purpose or quality of the equipment. Client guarantees Amstel Lease that the equipment agrees with or shall remain in accordance with the specifications of the purchase agreement. Client shall immediately inform Amstel Lease whenever one of the circumstances referred to above occurs.

8.   WARRANTY

     In all cases in which the supplier does not fulfil its warranty or other commitments, client shall immediately inform Amstel Lease. In such cases, Amstel Lease shall on client's first request endeavour to have the supplier fulfil its commitments, unless Amstel Lease prefers to transfer its rights in such cases to client.

9.   SETTLEMENT

     Client shall settle the amounts owed by it to Amstel Lease under the lease agreement promptly and without discount or set-off. An extract signed by Amstel Lease from its accounts shall serve as prima facie evidence of the amount owed to Amstel Lease by client, unless there is evidence to the contrary. Client may never suspend fulfilment of the commitments agreed in the lease agreement, even where the amount owed is disputed.

10.  WAIVER OF RIGHT TO DISSOLUTION

     Client explicitly waives its right to demand dissolution of the lease agreement, unless the purchase agreement concluded for the equipment between Amstel Lease and the supplier is dissolved by Amstel Lease due to any of the circumstances referred to in article 7, paragraph 5, and Amstel Lease is completely reimbursed by the supplier or client.

11.  RETURN DELIVERY ON EXPIRY OF THE LEASE AGREEMENT; PURCHASE OPTION

     1. On expiry of the lease agreement, client shall immediately return the equipment at is own expense and in a good state of repair -- barring normal wear and tear -- to an address to be specified by Amstel Lease. Notwithstanding the other provisions of the lease agreement, client shall remain liable to pay the lease instalments at least until the date of return.

     2. If the lease contract contains an option to renew, the client shall, in the event that it wishes to avail itself of this option, notify Amstel Lease accordingly by registered letter no later than two months prior to expiry of the lease contract. During the renewal period, the client shall be able to cancel the lease contract at any time by giving two months' notice. Cancellation shall be made by registered letter. If the client avails itself of the renewal option, the provisions of clause 1 of this article shall not apply until the end of the renewal period.



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     3.  If the lease contract contains an option to purchase, the client shall have the right, on condition that it has met all its liabilities under the lease contract, to acquire ownership of the equipment on expiry of the lease contract for payment of the purchase option price agreed between Amstel Lease and the client. In the event that the client wishes to avail itself of this purchase option, it shall notify Amstel Lease accordingly by registered letter no later than two months prior to expiry of the lease contract. In that event, the client shall be liable to pay the amount of the purchase option on the expiry date of the lease contract. If the client avails itself of the purchase option, the obligations referred to above in Article 11, clause 1, shall cease to apply.

12.  IMMEDIATE TERMINATION

     1. Amstel Lease shall be entitled to terminate the lease agreement immediately and without judicial intervention, without prejudice to its right to demand proper fulfilment by client:

         a. if client, after being served notice of default, fails to settle any amount owed by it to Amstel Lease;

         b. if client, despite being notified by Amstel Lease, fails to fulfil any other provision of the lease agreement in full, on time or adequately or acts in contravention thereof;

         c. if circumstances arise on client's side which in the opinion of Amstel Lease entail a considerable increase in its risk and/or could hinder the normal settlement of the lease agreement;

         d. if client, compulsorily or otherwise, decides to liquidate, terminate in full or in part, relocate outside the Netherlands or dispose of its business or, if client is a natural person, on the death of client or his being sentenced to be detained or imprisoned;

         e. if client makes any scheme of arrangement with creditors, fails to pay any amount payable to third parties or if application is made by client or on client's behalf for a suspension of payments or an insolvency order;

         f. if all or part of client's assets or property rights are seized, whether or not the equipment referred to in this agreement is seized, or claimed by public authorities;

         g. if client loses control of all or part of its assets or if a licence or registration necessary for the conduct of its profession or business is revoked;

         h. if the security provided by client or third parties is, in the opinion of Amstel Lease, no longer adequate and client fails to provide within one month of request other personal or collateral security to the satisfaction of Amstel Lease;

         i. if before or on entering into the lease agreement client provided or had provided incorrect or incomplete statements or information, insofar as the inaccuracy, incompleteness or concealment was of such a nature that Amstel Lease would not have concluded the lease agreement or would not have concluded it on the same conditions if it had known the true state of affairs;

         j. if any damage is occasioned to the equipment that is not reimbursed by the insurers.

         In the event of termination in one or more of the circumstances listed above under a. to j. inclusive, client shall pay Amstel Lease compensation payable on demand and not open to mitigation equal to the total of the lease instalments due but not settled and the lease instalments for the remaining number of months that the lease agreement would have been in force until normal expiry, plus expenses, interest and damages. Amstel Lease shall be entitled to recover multiple damages from client.

     2. If a circumstance arises as referred to in paragraph 1 of this article, client shall no longer be entitled to use the equipment. In such event, Amstel Lease shall be entitled to take possession of the equipment at client's expense.

     3. Client may derive no rights from the provisions of article 14 below in the circumstances referred to in paragraph 1 of this article.

13.  INTEREST ON OVERDUE PAYMENTS

     Without prejudice to the provisions of article 12, if client fails to pay promptly any amount due under the lease agreement, it shall be liable to pay interest on the amount owing at the rate of 1.5% per month until the date on which settlement is received, whereby a part of a month shall be regarded as a whole month.



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14.  PREMATURE TERMINATION

     In the event of negotiations between the client and Amstel Lease at any time during the period of the lease contract concerning premature cancellation or amendment of the lease contract, the starting position of such negotiations shall be that the client will be liable to pay to Amstel Lease the lease instalments for the remaining part of the lease period together with the amount of the previously agreed purchase option or, where no purchase option has been agreed, the residual value of the equipment as at the end of the lease period concerned as determined by Amstel Lease.

15.  REPLACEMENT EQUIPMENT

     If, in connection with repair, inspection or some other connection, replacement equipment is made available to the client, such equipment shall be treated as equal to the original equipment for the purposes of applying the provisions of the lease contract.

16.  LEGAL COSTS, TAXES

     1. All costs incurred by Amstel Lease for the exercise and retention of its rights under the lease agreement, including the cost at law or otherwise of debt collection, shall be paid by client to Amstel Lease on Amstel Lease's first demand. The extra-judicial cost of collecting monetary claims shall be fixed at 15% of the amount payable, with a minimum of NLG 250 excluding VAT.

     2. The client shall also pay taxes, charges and/or registration fees and any charges made by the bank for payment transactions and the transfer of funds in respect of the lease agreement, the equipment or the use of the equipment.

17.  CHANGE OF ADDRESS

     Client shall immediately inform Amstel Lease in writing of any change in its address. Amstel Lease shall be entitled to consider the address given by client on or before entering into the lease agreement to be client's correct address until written notice of a new address is sent to Amstel Lease by registered mail.

18.  APPLICABLE LAW AND COMPETENT COURT

     The lease agreement shall be governed exclusively by Netherlands law. Any legal disputes shall be brought exclusively before the competent court at Utrecht, without prejudice to the right of Amstel Lease to bring a dispute before the court in the district where the client is domiciled.

19.  WORKING ENVIRONMENT

     Client and Amstel Lease declare that these General Terms and Conditions will be applicable to them to the exclusion of any others with respect to the elaboration and performance of this lease contract. Any agreements departing from the lease contract or from these terms and conditions shall not be binding unless they have been expressly confirmed in writing by Amstel Lease. If client is understood to mean more than one natural person and/or legal entity, waiver of the amount owed by one of these debtors having a joint and several liability or discharge of that debtors its liability will not in any way release the remaining debtors from their liabilities vis-a-vis Amstel Lease.